As filed with the Securities and Exchange Commission
                                         on June 22, 1995

                                                   Registration No.
                                                                   ----------
                                SECURITIES AND EXCHANGE COMMISSION
                                      WASHINGTON, D.C. 20549

                                             FORM S-8
                                      REGISTRATION STATEMENT
                                               UNDER
                                    THE SECURITIES ACT OF 1933

                                OWENS-CORNING FIBERGLAS CORPORATION
                        (Exact name of issuer as specified in its charter)

                         Delaware                          34-4323452
                         (State or other jurisdiction      (I.R.S. Employer
                         of incorporation or               Identification
                         organization)                     Number)

                                          Fiberglas Tower
                                        Toledo, Ohio 43659
                              (Address of Principal Executive Offices
                                        including Zip Code)

                                   OWENS-CORNING 1995 STOCK PLAN
                                     (Full title of the plan)

                                    Christian L. Campbell, Esq.
                       Senior Vice President, General Counsel and Secretary
                                Owens-Corning Fiberglas Corporation
                                          Fiberglas Tower
                                        Toledo, Ohio 43659
                              (Name and address of agent for service)
                                           (419)248-8000
                  (Telephone number, including area code, for agent for service)

                                  Calculation of Registration Fee

                                        Proposed             Proposed
 Title of                               Maximum              Maximum
 Securities          Amount             Offering             Aggregate           Amount of
 to be               to be              Price Per            Offering            Registration
 Registered          Registered         Share                Price               Fee
 ----------          ----------         ---------            ---------           ------------
 Common Stock
 par value
 $.10 per            2,500,000
 share               shares (1)         $36.75 (2)           $91,875,000         $31,681.04

 Preferred
 Share
 Purchase            2,500,000
 Rights              rights (1)         None (3)             None (3)            (3)
/TABLE

(1) Plus such indeterminable number of additional shares and rights as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock of the Company resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee is being computed in accordance with Rules 457(c) and 457(h), based upon an assumed price of $36.75 per share, the average of the high and low price on the New York Stock Exchange Composite Tape on June 20, 1995.

(3) Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Share Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.

                                              PART II

                        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        Incorporation of Documents by Reference

        The following documents, heretofore filed by Owens-Corning Fiberglas Corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

        (1) The Company's annual report on Form 10-K (File No. 1-3660) for the year ended December 31, 1994.

        (2) The Company's current report on Form 8-K (File No. 1-3660), dated January 21, 1995.

        (3) The Company's current report on Form 8-K (File No. 1-3660), dated February 10, 1995.

        (4) The Company's current report on Form 8-K (File No. 1-3660), dated March 14, 1995.

        (5)    The Company's quarterly report on Form 10-Q (File No. 1-
               3660) for the quarter ended March 31, 1995.

        (6) The description of the Common Stock, par value $.10 per share, contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.


Item 4.        Description of Common Stock

        Not applicable.


Item 5.        Interests of Named Experts and Counsel

        Christian L. Campbell, Esq., who has provided an opinion concerning the legality of the securities to be offered under the Plan, is Senior Vice President, General Counsel and Secretary of the Company. As of May 31, 1995, Mr. Campbell was a direct or indirect owner of 3,019 shares of Common Stock and 15,000 options to buy shares of Common Stock, none of which were currently exercisable.

Item 6.        Indemnification of Directors and Officers

        A. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware as to the limitation of personal liability of directors and officers and to Section 145 of the General Corporation Law of the State of Delaware as to indemnification by the Company of its directors and officers.

        B. Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, provides as follows with respect to the indemnification of the Company's directors and officers and the limitation of personal liability of its directors and officers:

        FOURTEENTH: The corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
        Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        C. Article IX of the Company's By-Laws provides as follows with respect to the indemnification of the Company's directors and officers:

                                            ARTICLE IX

                             INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent permitted by such law. The indemnification provided by this
Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit.
In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

        The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX. None of the provisions of this Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification.

        For purposes of this Article IX, the term "Corporation" shall include constituent corporations referred to in subsection (h) of
Section 145 of the General Corporation Law of the State of Delaware (or any similar provision of applicable law at the time in effect).

        D. The Company has entered into an Indemnity Agreement with each member of the Company's Board of Directors. Each Indemnity Agreement provides, among other things, that in the event the director was, is or becomes a party, witness or other participant in a Claim (as defined in the Indemnity Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnity Agreement), the Company is required to indemnify the director to the fullest extent authorized by the Company's By-Laws as in effect on the date of the Indemnification Agreement notwithstanding any subsequent amendment, repeal or modification of such By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such Claim. The Indemnity Agreement requires that the Company advance to the director all expenses relating to Claims and contains an undertaking by the director to reimburse the Company for any such advances that are subsequently determined in a final judicial determination to have been impermissible under applicable law.

        E. The directors and officers of the Company are covered by insurance policies, maintained by the Company at its expense, insuring the directors and officers against certain liabilities which might be incurred by them in such capacities, including liabilities arising under the Securities Act of 1933.

Item 7.        Exemption from Registration Claimed

        Not applicable.

Item 8.        Exhibits

        Exhibit No.                Description
        -----------                -----------

        4(a) Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit (3) to Registrant's annual report on Form 10-K (File No. 1-3660) for the fiscal year ended December 31, 1986).

        4(b) By-laws of the Registrant, as amended (incorporated by reference to Exhibit (19) to Registrant's quarterly report on Form 10-Q (File No. 1-3660) for the fiscal quarter ended March 31, 1988).

        4(c) Specimen Certificate of Common Stock of the Registrant (incorporated by reference to
                                   Exhibit 4(c) to Registrant's Registration
                                   Statement on Form S-3, Registration No. 33-
                                   55163).

        4(d) Rights Agreement (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A (File No. 1-3660), dated December 23, 1986).

        4(e) Copy of Certificate of Designation of Series A Participating Preferred Stock (incorporated by reference to Exhibit A to the Rights Agreement, which is Exhibit 1 to Registrant's Registration Statement on Form 8-A (File No. 1-3660), dated December 23, 1986).

        4(f) Copy of Certificate of Increase of Designation of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4(f) to Registrant's Registration Statement on Form S-3, Registration No. 33-55163).

        5 Opinion of counsel as to the legality of the securities being registered (filed herewith).

        23(a) Consent of Arthur Andersen LLP, independent public accountants (filed herewith).

        23(b)                      Consent of counsel (included in Exhibit 5).

        24 Powers of Attorney (included on signature page).

Item 9.        Undertakings

        (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                              Provided, however, that Paragraphs (a)(1)(i) and
                     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                            SIGNATURES


        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on the 21st day of June, 1995.

                              Owens-Corning Fiberglas Corporation



                              By: /s/Gregory M. Thomson
                                  ----------------------
                              Name:   Gregory M. Thomson
                              Title:  Senior Vice President -
                                      Human Resources


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian L. Campbell, David W. Devonshire, Gregory M. Thomson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                               -12-

        Signatures                    Title                                 Date
        ----------                    -----                                 ----
/s/Glen H. Hiner                      Chairman of the Board and             June 12, 1995
- -----------------------               Chief Executive Officer
(Glen H. Hiner)                       (Principal Executive
                                      Officer) and Director

/s/David W. Devonshire                Senior Vice President                 June 19, 1995
- -----------------------               and Chief Financial
(David W. Devonshire)                 Officer (Principal
                                      Financial Officer)

/s/Domenico Cecere                    Vice President and                    June 16, 1995
- -----------------------               Controller
(Domenico Cecere)

/s/Norman P. Blake, Jr.               Director                              June 16, 1995
- -----------------------
(Norman P. Blake, Jr.)

/s/William W. Colville                Director                              June 21, 1995
- -----------------------
(William W. Colville)

/s/Landon Hilliard                    Director                              June 12, 1995
- -----------------------
(Landon Hilliard)

/s/Trevor Holdsworth                  Director                              June 14, 1995
- -----------------------
(Sir Trevor Holdsworth)

/s/Jon M. Huntsman, Jr.               Director                              June 9, 1995
- -----------------------
(Jon M. Huntsman, Jr.)

/s/W. Walker Lewis                    Director                              June 16, 1995
- -----------------------
(W. Walker Lewis)

/s/David T. McGovern                  Director                              June 16, 1995
- -----------------------
(David T. McGovern)

/s/Furman C. Moseley, Jr.             Director                              June 16, 1995
- -----------------------
(Furman C. Moseley, Jr.)

/s/W. Ann Reynolds                    Director                              June 12, 1995
- -----------------------
(W. Ann Reynolds)


                                           EXHIBIT INDEX


        Exhibit No.                               Description
        -----------                               -----------
           4(a)           Certificate of Incorporation of the Registrant, as
                          amended (incorporated by reference to Exhibit (3)
                          to Registrant's annual report on Form 10-K (File
                          No. 1-3660) for the fiscal year ended December 31,
                          1986).

           4(b) By-laws of the Registrant, as amended (incorporated by reference to Exhibit (19) to Registrant's quarterly report on Form 10-Q (File No. 1-3660) for the fiscal quarter ended March 31, 1988).

           4(c)           Specimen Certificate of Common Stock of the
                          Registrant (incorporated by reference to Exhibit
                          4(c) to Registrant's Registration Statement on Form
                          S-3, Registration No. 33-55163).

           4(d)           Rights Agreement (incorporated by reference to
                          Exhibit 1 to Registrant's Registration Statement on
                          Form 8-A (File No. 1-3660), dated December 23,
                          1986).

           4(e)           Copy of Certificate of Designation of Series A
                          Participating Preferred Stock (incorporated by reference to Exhibit A to the Rights Agreement, which is Exhibit 1 to Registrant's Registration
                          Statement on Form 8-A (File No. 1-3660), dated
                          December 23, 1986).

           4(f)           Copy of Certificate of Increase of Designation of
                          Series A Participating Preferred Stock
                          (incorporated by reference to Exhibit 4(f) to Registrant's Registration Statement on Form S-3,
                          Registration No. 33-55163).

           5 Opinion of counsel as to the legality of the securities being registered (filed herewith).

           23(a) Consent of Arthur Andersen LLP, independent public accountants (filed herewith).

           23(b)          Consent of counsel (included in Exhibit 5).

           24             Powers of Attorney (included on signature page).